As filed with the Securities and Exchange Commission on November 6, 2014

Registration No. 333-193889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1733483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Don A. Mattrick

Chief Executive Officer

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen David G. Peinsipp Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000	Devang S. Shah General Counsel Zynga Inc. 699 Eighth Street San Francisco, CA 94103 (855) 449-9642

Approximate date of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-193889) previously filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2014 (the “Registration Statement”) relating to the offer and sale from time to time of shares of our Class A common stock, pursuant to Rule 415 under the Securities Act of 1933, as amended, by certain selling stockholders, and is being filed to terminate the effectiveness of the Registration Statement and deregister the offer and resale of all unsold securities that were registered under the Registration Statement.

On January 30, 2014, we entered into a share purchase agreement (the “Purchase Agreement”) by and among us, Zynga Game International Limited, NaturalMotion, Limited (“NaturalMotion”), NaturalMotion’s shareholders and Shareholder Representative Services LLC, as sellers’ representative. Pursuant to the Purchase Agreement, we agreed to file a registration statement on Form S-3 with the SEC to register the offer and sale of certain shares of our Class A common stock issued to certain selling stockholders. Our obligations with respect to the registration of shares of Class A common stock under the Purchase Agreement have expired, and we hereby remove from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 6th day of November, 2014.

ZYNGA INC.

By:	/s/ Don A. Mattrick
Don A. Mattrick
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act.